Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 10, 2006 on our audits of the consolidated financial statements of ADVENTRX Pharmaceuticals, Inc. and Subsidiary as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005 and for the period from June 12, 1996 (date of inception) to December 31, 2005, and on our audits of the effectiveness of the Company’s internal control over financial reporting and of management’s assessment of the Company’s internal control over financial reporting as of December 31, 2005, which reports appear in the Annual Report on Form 10-K of ADVENTRX Pharmaceuticals, Inc. for the year ended December 31, 2005. We also consent to the reference to our firm under the caption “Experts.”
/s/ J.H. Cohn LLP
San Diego, California
April 26, 2006